Exhibit 107.1

The amended and restated pricing supplement to which this Exhibit is attached is a final pricing supplement for the related offering. The amended and restated pricing supplement reflects an additional aggregate offering price of $2,000. The total maximum aggregate offering price of the offering is $449,000 (of which $447,000 was reflected in the original pricing supplement that the attached pricing supplement amends and restates in its entirety). The accession number of the original pricing supplement is 0001214659-24-003972.